EXHIBIT 10.1
STOCK PURCHASE AGREEMENT
     This Stock Purchase Agreement (“Agreement”) is made effective as of October 17, 2006, between Allis-Chalmers Production Services, Inc., a Texas corporation (“Buyer”) and Randolph J. Hebert, an individual resident in Lafayette, Louisiana (“Seller”).
RECITALS
     Seller desires to sell, and Buyer desires to purchase one-hundred percent (100%) of the issued and outstanding shares (“Shares”) of capital stock of Petro-Rentals, Incorporated, a Louisiana corporation (“Petro”) and one hundred percent (100%) of the membership interests (“Interests”) of Petro Rentals of Texas L.L.C., a Texas limited liability company (“Petro LLC”) (Petro and Petro LLC are collectively hereinafter referred to as the “Company”), for the consideration and on the terms set forth in this Agreement.
AGREEMENT
     The parties, intending to be legally bound, agree as follows:
1. DEFINITIONS
     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:
“AC Stock”—the common stock, $.01 par value of Allis-Chalmers Energy Inc., the parent of Buyer.
“Acquired Companies”—the Company and its Subsidiaries, collectively.
“Allis-Chalmers”—Allis-Chalmers Energy Inc., a Delaware corporation and parent of Buyer.
“Applicable Contract”—any Contract:
(a) under which any Acquird Company has or may acquire any rights;
(b) under which any Acquired Company has or may become subject to any obligation or liability; or
(c) by which any Acquired Company or any of the assets owned or used by it is or may become bound.
“Balance Sheet”—as defined in Section 3.4.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
“Breach”—a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.
“Buyer”—as defined in the first paragraph of this Agreement.
“Closing”—as defined in Section 2.3.
“Closing Date”—the date and time as of which the Closing actually takes place.
“Closing Statement”—as define in Section 2.4(b)(i).
“Company”—as defined in the Recitals of this Agreement.
“Consent”—any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).
“Contemplated Transactions”—all of the transactions contemplated by this Agreement, including:
(a) the sale of the Shares by Seller to Buyer;
(b) the execution, delivery, and performance of the Employment Agreement, Non-Competition Agreement and the Seller’s Release;
(c) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and
(d) Buyer’s acquisition and ownership of the Shares and exercise of control over the Acquired Companies.
“Contract”—any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.
“Damages”—as defined in Section 5.2.
“Disclosure Letter”—the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance”—any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
“Environmental, Health, and Safety Liabilities”—any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:
(a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);
(b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;
(c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”).

“Environmental Law”—any Legal Requirement that requires or relates to:
(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e) protecting resources, species, or ecological amenities;
(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or
(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
“ERISA”—the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Facilities”—any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any Acquired Company.
“GAAP”—generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.
“Governmental Authorization”—any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body”—any:
(a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign, or other government;
(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
(d) multi-national organization or body; or
(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.
“Hazardous Materials”—any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.
“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Intellectual Property Assets”—as defined in Section 3.22.
“Interests”—as defined in the Recitals of this Agreement.
“Interim Balance Sheet”—as defined in Section 3.4.
“IRC”—the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS”—the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.
“Knowledge”—an individual will be deemed to have “Knowledge” of a particular fact or other matter if:
(a) such individual is actually aware of such fact or other matter; or
(b) a prudent individual would be expected to have knowledge of such fact or matter in the course of conducting such person’s affairs in a reasonable fashion.
A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, member, manager, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.
“Lease Agreement”—as defined in Section 2.4(a)(vii).
“Legal Requirement”—any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation or statute.
“Non-Competition Agreement”—as defined in Section 2.4(a)(vi).
“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.
“Order”—any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.
“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:
(a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;
(b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and
(c) such action is similar in nature and magnitude to actions customarily taken, without specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are similar in size and in the same line of business as such Person.

“Organizational Documents”—(a) the articles or certificate of incorporation and the bylaws of a corporation or the articles of organization, charter, regulations or operating agreement of a limited liability company; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.
“Person”—any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.
“Plan”—as defined in Section 3.13.
“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Related Person”—with respect to a particular individual:
(a) each other member of such individual’s Family;
(b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family;
(c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;
(b) any Person that holds a Material Interest in such specified Person;
(c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

(d) any Person in which such specified Person holds a Material Interest;
(e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and
(f) any Related Person of any individual described in clause (b) or (c).
For purposes of this definition, (1) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (2) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 5% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 5% of the outstanding equity securities or equity interests in a Person.
“Release”—any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.
“Representative”—with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Securities Act”—the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
“Seller”—as defined in the first paragraph of this Agreement.
“Seller’s Release”—as defined in Section 2.4.
“Shares”—as defined in the Recitals of this Agreement.
“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Threat of Release”—a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Threatened”—a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any written demand or written statement has been made or any notice has been given, or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.
2. SALE AND TRANSFER OF SHARES AND INTERESTS; CLOSING
     2.1 SHARES
     Subject to the terms and conditions of this Agreement, at the Closing, but effective as of October 1, 2006, Seller will sell and transfer the Shares and Interests to Buyer, and Buyer will purchase the Shares and Interests from Seller.
     2.2 PURCHASE PRICE
     The purchase price (the “Purchase Price”) for the Shares and Interests will be (i) $20,196,193.50 in immediately available funds, (ii) a total of 246,761 shares of AC Stock, (iii) the Buyer will pay the debt of the Company to Regions Bank at Closing in immediately available funds in an amount not to exceed $9,587,617.40, and (iv) Buyer will assume the obligations of the Company to Stewart & Stevenson on the coil tubing unit currently on order.
     2.3 CLOSING
     The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of Buyer at 5075 Westheimer, Suite 890, Houston, Texas 77056 at 10:00 a.m. (local time) on October 17, 2006, or at such other time and place as the parties may agree.
     2.4 CLOSING OBLIGATIONS
     At the Closing:
     (a) Seller will deliver to Buyer:
     (i) a certificate representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

     (ii) release in the form of Exhibit 2.4(a)(ii) executed by Seller (“Seller’s Release”);
     (iii) employment agreement in the form of Exhibit 2.4(a)(iii), executed by Seller (“Employment Agreement”);
     (iv) a certificate executed by Seller representing and warranting to Buyer that each of Seller’s representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement;
     (v) any evidence satisfactory to Buyer from the Company’s lenders and any other lenders that all long term and secured debt of the Acquired Companies has been paid in full, that all the assets of the Acquired Companies are free and clear from all;
     (vi) non-competition agreement in the form of Exhibit 2.4(a)(vi) executed by Seller (“Non-Competition Agreement”);
     (vii) an opinion of the Onebane Law Firm in the form of Exhibit 2.4(a)(viii); and
     (viii) an Act of Sale evidencing the sale of the Interests to Buyer.
     (b) Buyer will deliver to Seller:
     (i) the amount of $20,196,193.50 by wire transfer to the account specified by Seller;
     (ii) evidence of payment to Regions Bank as of the date hereof of the Acquired Company’s line of credit not to exceed $9,587,617.40;
     (iii) a total of 246,761 shares of common stock, $.01 par value of AC Stock. At Closing, Buyer will provide Seller with copies of the Allis-Chalmers’ instruction letter to its transfer agent in connection with the issuance of AC Stock. The AC Stock issued to Seller will be “restricted securities” as defined under the Securities Act;
     (iv) a certificate executed by Buyer and Allis-Chalmers to the effect that, except as otherwise stated in such certificate, each of Buyer’s and Allis-Chalmers’ representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement;
     (v) the Employment Agreement, executed by Buyer; and
     (vi) the Non-Competition Agreement.

3. REPRESENTATIONS AND WARRANTIES OF SELLER
     Seller represents and warrants to Buyer as follows:
     3.1 ORGANIZATION AND GOOD STANDING
     (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder, the number of shares held by each, each member and the amount of membership interests held by each). Petro is a corporation duly organized, validly existing, and in good standing under the laws of Louisiana, and Petro LLC is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Texas, and both Petro and Petro LLC have full corporate power and authority to conduct their business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.
     (b) Seller has delivered to Buyer copies of the Organizational Documents of each Acquired Company, as currently in effect.
     3.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of the Employment Agreement, the Non-Competition Agreement and the Seller’s Release (collectively, the “Seller’s Closing Documents”), the Seller’s Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller’s Closing Documents and to perform his obligations under this Agreement and the Seller’s Closing Documents.
     (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
     (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies, or (B) any resolution adopted by the board of directors, the stockholders, managers or members of any Acquired Company;
     (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company or Seller, or any of the assets owned or used by any Acquired Company, may be subject;

     (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;
     (iv) cause Buyer or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;
     (v) cause any of the assets owned by any Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Body;
     (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or
     (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.
Except as set forth in Part 3.2 of the Disclosure Letter, neither Seller or any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     (c) Seller is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act. Seller is acquiring the shares of Buyer Stock for his own account and not with a view to the distribution thereof within the meaning of Section 2(11) of the Securities Act. Seller further understands that the shares of Buyer Stock will not be registered under the Securities Act, or any state securities laws, and that no resales of such shares may be effected unless such resale is registered under the Securities Act or an exemption from registration is available.
     3.3 CAPITALIZATION
     (a) The authorized equity securities of Petro consist of 300 shares of common stock, without par value per share, of which 300 shares are issued and outstanding and constitute the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances.
     (b) The authorized membership interests of Petro LLC all of which are owned of record and beneficially by Seller as of the date hereof and on the Closing Date, and all of the outstanding equity securities and other securities of each Acquired Company are owned of record and beneficially by Seller free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. No Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business.
     3.4 FINANCIAL STATEMENTS
     Seller has delivered to Buyer:
          (a) audited consolidated balance sheets of the Acquired Companies as at December 31 in each of the years 2002 through 2004, and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Broussard, Poché, Lewis & Breaux, L.L.P., independent certified public accountants;
          (b) audited consolidated balance sheet of the Acquired Companies as at December 31, 2005 (including the notes thereto, the “Balance Sheet”), and the related consolidated statements of income, changes in stockholders’ equity, and cash flow for the fiscal year then ended, together with the report thereon of Broussard, Poché, Lewis & Breaux, L.L.P., independent certified public accountants; and
          (c) an unaudited consolidated balance sheet of the Acquired Companies as at September 30, 2006 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity, and cash flow for the eight (8) months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.
     3.5 BOOKS AND RECORDS
     The books of account, minute books, stock record books, and other records of the Acquired Companies, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with business practices that are customarily employed by closely held non-public companies in the Company’s industry, including the maintenance of an adequate system of internal controls. The minute books of the Acquired Companies contain accurate records of all meetings held of, and corporate action taken by, the stockholders, the members, the managers and the Boards of Directors of the Acquired Companies. At the Closing, all of those books and records will be in the possession of the Acquired Companies.

     3.6 TITLE TO PROPERTIES; ENCUMBRANCES
     Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by any Acquired Company. Seller has delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which the Acquired Companies acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of Seller or the Acquired Companies and relating to such property or interests. The Acquired Companies own (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own located in the facilities owned or operated by the Acquired Companies or reflected as owned in the books and records of the Acquired Companies, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, utility easements, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) liens for current taxes not yet due, and (b) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of any Acquired Company, (ii) utility easements serving the property, and (iii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. All buildings, plants, and structures owned by the Acquired Companies lie wholly within the boundaries of the real property owned by the Acquired Companies and to Seller’s Knowledge do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
     3.7 CONDITION AND SUFFICIENCY OF ASSETS
     To the Seller’s Knowledge the plants, structures and equipment of the Acquired Companies is structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such plants, structures and equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Acquired Companies are sufficient for the continued conduct of the Acquired Companies’ businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     3.8 ACCOUNTS RECEIVABLE
     All accounts receivable of the Acquired Companies that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve, as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable. In the event that Buyer makes a claim for indemnification under Section 5.2 with respect to an account receivable for which indemnity is paid in full by Buyer, then Buyer will assign all rights to such account receivable to Seller.
     3.9 INVENTORY
     All inventory of the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Acquired Companies.
     3.10 NO UNDISCLOSED LIABILITIES
     Except as set forth in Part 3.10 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

     3.11 TAXES
     (a) The Acquired Companies have filed or caused to be filed (on a timely basis since 1996) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns relating to income or franchise taxes filed since 2002. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.
     (b) The United States federal and state income Tax Returns of each Acquired Company subject to such Taxes have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through 2001. Part 3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by any Acquired Company or any group of corporations including any Acquired Company for all taxable years since 2002, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, no Seller or Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable.
     (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company’s liability for Taxes. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
     (d) All Tax Returns filed by (or that include on a consolidated basis) any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by any Acquired Company after the date of this Agreement. No Acquired Company is, or within the five-year period preceding the Closing Date has been, an “S” corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), no Acquired Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer. Part 3.11 of the Disclosure Letter lists all such target affiliates.
     (e) Part 3.11(e) of the Disclosure Letter lists all the states and localities with respect to which the Company is required to file any corporate income or franchise tax returns. The Company has properly filed Tax Returns with and paid and discharged any liabilities for Taxes in any state or localities in which it is subject to Tax.
     (f) Seller and the Company have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.
     (g) The disallowance of a deduction under Code Section 162(m) for employee remuneration will not apply to any amount paid or payable by Seller under any contractual arrangement currently in effect.
     3.12 NO MATERIAL ADVERSE CHANGE
     Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of any Acquired Company, and no event has occurred or circumstance exists that may result in such a material adverse change.
     3.13 EMPLOYEE BENEFITS
          The Seller has delivered to the Buyer a true, correct and complete list (which is set forth on Part 3.13 of the Disclosure Letter) of all employee benefit plans of the Company, including all written employment agreements and all other agreements or arrangements that could obligate the Company or any affiliate of the Company to make any severance, change-of-control or other, similar payments and all deferred compensation agreements, together with true, correct and complete copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby. Except for the employee benefit plans, if any, described on Part 3.13 of the Disclosure Letter, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an “employee pension benefit plan,” and the Company does not have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any “excess benefit plan” (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended “ERISA”) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term “employee pension benefit plan” shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company’s employees, other than the plans set forth on Part 3.13 of the Disclosure Letter. The Company is not now, nor as a result of its past activities can it reasonably be expected to become, liable to the Pension Benefit Guaranty Corporation (other than for premium payments) or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed in Part 3.13 of the Disclosure Letter and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company or any subsidiary with respect to any plan listed in Part 3.13 of the Disclosure Letter have either been fulfilled in their entirety or are fully reflected on the Unaudited Balance Sheets of the Company.
          Compliance with the Code and ERISA . All employee benefit plans listed in Part 3.13 of the Disclosure Letter that are intended to qualify under Section 401(a) of the Code (the “Qualified Plans”) are, and have been so qualified and have been determined by the Internal Revenue Service to be so qualified, and copies of such determination letters are included as part of Part 3.13 of the Disclosure Letter. To the Seller’s Knowledge, except as disclosed in Part 3.13 of the Disclosure Letter, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or Returns) have been timely filed or distributed, and copies thereof are included as part of Part 3.13 of the Disclosure Letter. No plan listed in Part 3.13 of the Disclosure Letter, or the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. To the Sellers’ Knowledge, no employee benefit plan listed in Part 3.13 of the Disclosure Letter has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred (i) any liability for excise tax or penalty payable to the Internal Revenue Service, or (ii) any liability to the Pension Benefit Guaranty Corporation (other than for premium payments). In addition:
     (i) there have been no terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;
     (ii) no plan listed in Part 3.13 of the Disclosure Letter that is subject to the provisions of Title IV of ERISA has been terminated;
     (iii) there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to employee benefit plans listed in Part 3.13 to the Disclosure Letter;
     (v) the Company has not incurred liability under Section 4062 of ERISA; and
     (vi) no circumstances exist pursuant to which the Company could reasonably be expected to have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi employer plan or the Pension Benefit Guaranty Corporation under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory Lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a “controlled group” (as defined in Section 412(n)(6)(B) of the Code) that includes the Company (“Controlled Group”).

The transactions contemplated by this Agreement together with any amounts paid or payable by the Company or any member of the Controlled Group have not resulted in and will not result in payments to “disqualified individuals” (as defined in Section 280G(c) of the Code) of the Company or any member of the Controlled Group which, individually or in the aggregate will constitute “excess parachute payments” (as defined in Section 280G(b) of the Code) resulting in the imposition of the excise tax under Section 4999 of the Code or the disallowance of deductions under Section 280G of the Code.
3.14	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)	Except as set forth in Part 3.14 of the Disclosure Letter:
     (i) each Acquired Company is, and at all times since January 1, 2005 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets, except where the failure to be in compliance would not have a material adverse effect on the operations or assets of the Company;
     (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
     (iii) no Acquired Company has received, at any time since January 1, 2005, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
     (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company. Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:
     (i) each Acquired Company is, and at all times since January 1, 2005, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter, except where the failure to be in compliance would not have a material adverse effect on the operations or assets of the Company;

     (ii) to Seller’s Knowledge no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;
     (iii) no Acquired Company has received, at any time since January, 2005, any written notice or other written communication from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and
     (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.
The Governmental Authorizations listed in Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.
     3.15 LEGAL PROCEEDINGS; ORDERS
     (a) Except as set forth in Part 3.15 of the Disclosure Letter, there is no pending Proceeding:
     (i) that has been commenced by or against any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Acquired Company; or
     (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.
To the Knowledge of Seller and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of any Acquired Company.
     (b) Except as set forth in Part 3.15 of the Disclosure Letter:
     (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject;
     (ii) Seller is not subject to any Order that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
     (iii) to Seller’s Knowledge no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.
     (c) Except as set forth in Part 3.15 of the Disclosure Letter:
     (i) each Acquired Company is, and at all times since January 1, 2005, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;
     (ii) to Seller’s Knowledge no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and
     (iii) no Acquired Company has received, at any time since January 1, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.
     3.16 ABSENCE OF CERTAIN CHANGES AND EVENTS
     Except as set forth in Part 3.16 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:
     (a) change in any Acquired Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by any Acquired Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of any Acquired Company;
     (c) payment or increase by the Company of any bonuses, salaries (except in the Ordinary Course of Business), or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;
     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;
     (e) damage to or destruction or loss of any asset or property of any Acquired Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Acquired Companies, taken as a whole;
     (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Acquired Company of at least $50,000;
     (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;
     (h) cancellation or waiver of any claims or rights with a value to any Acquired Company in excess of $50,000;
     (i) material change in the accounting methods used by any Acquired Company; or
     (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.
     3.17 CONTRACTS; NO DEFAULTS
     (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered to Buyer true and complete copies, of:
     (i) each Applicable Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000;
     (ii) each Applicable Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000;

     (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $50,000;
     (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);
     (v) each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;
     (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;
     (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;
     (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;
     (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;
     (x) each power of attorney that is currently effective and outstanding;
     (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages;
     (xii) each Applicable Contract for capital expenditures in excess of $50,000;
     (xiii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and
     (xiv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Acquired Companies under the Contracts, and the Acquired Companies’ office where details relating to the Contracts are located.
     (b) Except as set forth in Part 3.17(b) of the Disclosure Letter:
     (i) neither Seller (and no Related Person of either Seller) has or may acquire any rights under, and neither Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, any Acquired Company; and
     (ii) to Seller’s Knowledge no officer, director, agent, employee, consultant, or contractor of any Acquired Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of any Acquired Company, or (B) assign to any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.
     (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, to Seller’s Knowledge each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.
     (d) Except as set forth in Part 3.17(d) of the Disclosure Letter:
     (i) each Acquired Company is, and at all times since January 1, 2005 has been, in full compliance with all applicable terms and requirements of each Contract under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound, except where the failure to be in compliance would not have a material adverse effect on the operation or assets of the Company;
     (ii) to Seller’s Knowledge each other Person that has or had any obligation or liability under any Contract under which an Acquired Company has or had any rights is, and at all times since January 1, 2005 has been, in full compliance with all applicable terms and requirements of such Contract;
     (iii) to Seller’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and
     (iv) no Acquired Company has given to or received from any other Person, at any time since January 1, 2005, any notice or other communication (whether oral or written)

regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.
     (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.
     (f) The Contracts relating to the sale, design, manufacture, or provision of products or services by the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
     3.18 INSURANCE
     (a) Seller has delivered to Buyer:
     (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company is or has been covered at any time within the last year preceding the date of this Agreement;
     (ii) true and complete copies of all pending applications for policies of insurance; and
     (iii) any statement by the auditor of any Acquired Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.
     (b) Part 3.18(b) of the Disclosure Letter describes:
     (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established thereunder;
     (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and
     (iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.
     (c) Except as set forth on Part 3.18(c) of the Disclosure Letter:
     (i) All policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director or officer of an Acquired Company:
(A) to Seller’s Knowledge are valid, outstanding, and enforceable;

(B) are issued by an insurer that is to Seller’s Knowledge financially sound and reputable;
(C) taken together, provide adequate insurance coverage for the assets and the operations of the Acquired Companies for all risks normally insured against by a Person carrying on the same business or businesses as the Acquired Companies in a closely held private company of similar size to the Company;
(D) are sufficient for compliance with all Legal Requirements and Contracts to which any Acquired Company is a party or by which any of them is bound;
(E) will continue in full force and effect following the consummation of the Contemplated Transactions; and
(F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company.
     (ii) No Seller or Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.
     (iii) The Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or director thereof.
     (iv) The Acquired Companies have given notice to the insurer of all claims that may be insured thereby.
     3.19 ENVIRONMENTAL MATTERS
     Except as set forth in part 3.19 of the Disclosure Letter:

     (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. The Seller or Acquired Company does not have any basis to expect, nor has any of them received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
     (b) There are no pending or, to the Knowledge of Seller and the Acquired Companies, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.
     (c) The Seller or Acquired Companies do not have any basis to expect, nor has any of them, or to Seller’s Knowledge, any other Person for whose conduct they are or may be held responsible received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller, any Acquired Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.
     (d) To Seller’s Knowledge, neither Seller nor Acquired Companies or any other Person for whose conduct they are or may be held responsible, have any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company (or any predecessor), has or had an interest.
     (e) There are no Hazardous Materials present on or in the Environment at the Facilities or, to Seller’s Knowledge, at any adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. No Seller, any Acquired Company, or to the Knowledge of Seller and the Acquired Companies, any other Person for whose conduct they are or may be held responsible, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest.
     (f) There has been no Release or to the Knowledge of Seller and the Acquired Companies, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or any Acquired Company has or had an interest, or to the Knowledge of Seller and the Acquired Companies any adjoining property, whether by Seller, any Acquired Company, or any other Person.
     (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, any Acquired Company.
     3.20 EMPLOYEES
     (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Acquired Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 2006; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Acquired Company’s pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, or any other employee benefit plan or any Director Plan.
     (b) To the Seller’s Knowledge, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Acquired Companies, or (ii) the ability of any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Acquired Companies by any such employee or director. To Seller’s Knowledge, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with such Acquired Company.
     (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     3.21 LABOR RELATIONS; COMPLIANCE
     Since January 1, 2005, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since January 1, 2005, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Acquired Companies or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no such action is contemplated by any Acquired Company. Each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
     3.22 INTELLECTUAL PROPERTY
     (a) Intellectual Property Assets—The term “Intellectual Property Assets” includes:
     (i) the name, (“Petro-Rentals”), all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);
     (ii) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used, or licensed by any Acquired Company as licensee or licensor.
     (b) Agreements—Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which any Acquired Company is a party or by which any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which an Acquired Company is the licensee. There are no outstanding and, to Seller’s Knowledge, no Threatened disputes or disagreements with respect to any such agreement.
     (c) Know-How Necessary for the Business—The Intellectual Property Assets are all those necessary for the operation of the Acquired Companies’ businesses as they are currently conducted. One or more of the Acquired Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the Intellectual Property Assets.
     To Seller’s Knowledge, no employee of any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies.
     (d) Trade Secrets:
     (i) Seller and the Acquired Companies have taken reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets.
     (ii) One or more of the Acquired Companies has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Seller’s Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of the Acquired Companies) or to the detriment of the Acquired Companies. To Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.
     3.23 CERTAIN PAYMENTS
     Since January 1, 2005, no Acquired Company or director, officer, or to Seller’s Knowledge, any agent, or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) in violation of any Legal Requirement, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Acquired Companies. The Company has engaged in customary business entertainment of customers through meals, sporting events and trips in amounts not unusual or extravagant.
     3.24 DISCLOSURE
     (a) No representation or warranty of Seller in this Agreement and no statement in the Disclosure Letter omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
     (b) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.
     (c) There is no fact known to either Seller that has specific application to either Seller or any Acquired Company (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement or the Disclosure Letter.
3.25 RELATIONSHIPS WITH RELATED PERSONS; PAYMENT OF INDEBTEDNESS BY RELATED PERSONS
     (a) Except for the real property leases in Alvin, Texas and Lafayette, Louisiana between the Company and R J Hebert Investments, LLC, neither Seller or any Related Person of Seller or of any Acquired Company has, or since the first day of the next to last completed fiscal year of the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Acquired Companies’ businesses. Neither Seller or any Related Person of Seller or of any Acquired Company is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with any Acquired Company with respect to any line of the products or services of such Acquired Company (a “Competing Business”) in any market presently served by such Acquired Company. Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller or any Related Person of Seller or of any Acquired Company is a party to any Contract with, or has any claim or right against, any Acquired Company.
     (b) Seller will cause all indebtedness owed to an Acquired Company by Seller or any Related Person of Seller to be paid in full prior to Closing.
     3.26 BROKERS OR FINDERS
     Seller and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
4. REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer and Allis-Chalmers, jointly and severally, represent and warrant to Seller as follows:
     4.1 ORGANIZATION AND GOOD STANDING
     Allis-Chalmers is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas.

     4.2 AUTHORITY; NO CONFLICT
     (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Employment Agreement, Non-Competition Agreement and Lease Agreements (the “Buyer’s Closing Document”), the Buyer’s Closing Document will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer’s Closing Document and to perform its obligations under this Agreement and the Buyer’s Closing Document.
     (b) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:
(i)	any provision of Buyer’s Organizational Documents;

(ii)	any resolution adopted by the board of directors or the stockholders of Buyer;

(iii)	any Legal Requirement or Order to which Buyer may be subject; or

(iv)	any Contract to which Buyer is a party or by which Buyer may be bound.
Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
     4.3 INVESTMENT INTENT
     Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.
     4.4 CERTAIN PROCEEDINGS
     There is no pending Proceeding that has been commenced against Buyer or Allis-Chalmers and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.
     4.5 BROKERS OR FINDERS
     Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its officers or agents.

     4.6 CAPITALIZATION
     The authorized equity securities of Allis-Chalmers consist of (i) 100,000,000 shares of common stock, $.01 par value (“Common Stock”), of which 24,578,927 shares of Common Stock are issued and outstanding as of September 15, 2006, and (ii) 25,000,000 shares of preferred stock, $.01 par value of which none are outstanding. All of the Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding equity securities or other securities of Allis-Chalmers was issued in violation of the Securities Act or any other Legal Requirement.
     4.7 FINANCIAL STATEMENTS
     Buyer has delivered to Seller a copy of Allis-Chalmers’ most recent Form 10-K filed with the Securities and Exchange Commission and its Form 10-Q for the second quarter of 2006.
     4.8 DISCLOSURE
     No representation or warranty of Buyer or Allis-Chalmers in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.
5. INDEMNIFICATION; REMEDIES
5.1	SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE
     All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the certificate delivered pursuant to Section 2.4(a)(v), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representation, warranties, covenants and obligations.
     5.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER
     Seller will indemnify and hold harmless Buyer, the Acquired Companies, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
     (a) any Breach of any representation or warranty made by Seller in this Agreement, the Disclosure Letter, or any other certificate or document delivered by Seller pursuant to this Agreement;
     (b) any Breach by Seller of any covenant or obligation of such Seller in this Agreement; or
     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with either Seller or any Acquired Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.
The remedies provided in this Section 5.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.
5.3	INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER — ENVIRONMENTAL MATTERS
     In addition to the provisions of Section 5.2, Seller will indemnify and hold harmless Buyer, the Acquired Companies, and the other Indemnified Persons for, and will pay to Buyer, the Acquired Companies, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:
     (a) any Environmental, Health, and Safety Liabilities arising out of or relating to: (i) (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which Seller or any Acquired Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or (ii) (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by Seller or any Acquired Company or by any other Person for whose conduct they are or may be held responsible; or
     (b) any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Acquired Companies prior to the

Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by Seller or any Acquired Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.
Buyer will be entitled to control any Cleanup, any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 5.3. The procedure described in Section 5.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 5.3.
     5.4 INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
     Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, or (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.
     5.5 TIME LIMITATIONS
     If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11, 3.13, and 3.19, unless on or before two years from the Closing Date, Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to Section 3.3, 3.11, 3.13 and 3.19, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to Closing Date shall survive for a period of 90 days after the expiration of the applicable statute of limitations period. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before two (2) years from the Closing Date, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

     5.6 LIMITATIONS ON AMOUNT—SELLER
     Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (a), clause (b), or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 5.2 until the total of all Damages with respect to such matters exceeds $100,000.00, but then for all Damages. However, this Section 5.6 will not apply to any claims under Section 5.2(d), (e) or (f) or to matters arising in respect of Sections 3.2, 3.3, 3.11 or 3.19 or to any Breach of any of Seller’s representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Seller of any covenant or obligation. In no event shall the aggregate indemnification to be provided by Seller pursuant to this Article 5 exceed $7,500,000.
     5.7 LIMITATIONS ON AMOUNT—BUYER
     Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 5.4 until the total of all Damages with respect to such matters exceeds $100,000.00, but then for all Damages. However, this Section 5.7 will not apply to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches. In no event shall the aggregate indemnification to be provided by Buyer pursuant to this Article 5 exceed $5,000,000.
     5.8 PROCEDURE FOR INDEMNIFICATION—THIRD PARTY CLAIMS
     (a) Promptly after receipt by an indemnified party under Section 5.2, 5.4, or (to the extent provided in the last sentence of Section 5.3) Section 5.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.
     (b) If any Proceeding referred to in Section 5.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 5 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.
     (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).
     (d) Seller hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller with respect to such a claim anywhere in the world.
     5.9 PROCEDURE FOR INDEMNIFICATION—OTHER CLAIMS
     A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.
6. GENERAL PROVISIONS
     6.1 EXPENSES
     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. In the event of any HSR Act filing fee applicable, Buyer will pay such fee. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

     6.2 PUBLIC ANNOUNCEMENTS
     Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Seller and Buyer will consult with each other concerning the means by which the Acquired Companies’ employees, customers, and suppliers and others having dealings with the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
     6.3 CONFIDENTIALITY
     Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Acquired Companies to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written information stamped “confidential” when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.
     If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Seller waives, and will upon Buyer’s request cause the Acquired Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of the Acquired Companies except for the intentional competitive misuse by Buyer of such trade secrets or confidential information.
     6.4 NOTICES
     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Seller:	Randolph J. Hebert
212-A Brickell Way

Lafayette, Louisiana 70508
Telephone: (337)504-2773
Email: rjhebert@bellsouth.net

With Copy to:	Onebane Law Firm
1200 Camellia Boulevard, Suite 300
Lafayette, Louisiana 70508
Attn: Lawrence L. Lewis, III
Telephone: (337) 237-2660
Facsimile: (337) 266-1232
Email: lewisl@onebane.com

Buyer:	Allis-Chalmers Production Services, Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attn: Theodore F. Pound III, Vice President and Secretary
Telephone: (713) 369-0550
Facsimile: (713) 369-0555
Email: tpound@alchenergy.com
     6.5 FURTHER ASSURANCES
     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
     6.6 WAIVER
     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
     6.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated September 13, 2005, and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.
     6.8 DISCLOSURE LETTER
     (a) The disclosures in the Disclosure Letter, and those in any Supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.
     (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
     6.9 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, but Buyer will continue to be liable for payment and performance hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.
     6.10 SEVERABILITY
     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
     6.11 SECTION HEADINGS, CONSTRUCTION
     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

     6.12 TIME OF ESSENCE
     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
     6.13 GOVERNING LAW
     This Agreement will be governed by the laws of the State of Texas without regard to conflicts of laws principles.
     6.14 COUNTERPARTS
     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	ALLIS-CHALMERS PRODUCTION SERVICES, INC., a Texas corporation

	By:	/s/ Steve Collins
Steve Collins
President

SELLER:	/s/ Randolph J. Hebert

Randolph J. Hebert, Individually